Exhibit 5.1

Nicholas J. Chulos	8750 West Bryn Mawr Avenue
Executive Vice President, Chief Legal Officer	Suite 1300
and Corporate Secretary	Chicago, Illinois 60631

May 28, 2026

Old National Bancorp

One Main Street

Evansville, IN 47708

Ladies and Gentlemen:

The undersigned is providing this opinion as Executive Vice President, Chief Legal Officer and Corporate Secretary of Old National Bancorp, an Indiana corporation (the “Company”), in connection with the filing of the Company’s registration statement on Form S-3ASR (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”). The Registration Statement registers (i) shares of common stock of the Company, without par value (the “Common Stock”); (ii) shares of preferred stock of the Company, without par value (the “Preferred Stock”); (iii) depositary shares of the Company representing Preferred Stock (the “Depositary Shares”); (iv) debt securities, including senior debt securities and subordinated debt securities, of the Company (the “Debt Securities”); (v) warrants of the Company to purchase Debt Securities, Preferred Stock, Depositary Shares or Common Stock, (the “Warrants”); (vi) purchase contracts of the Company with respect to Debt Securities, Preferred Stock, Depositary Shares or Common Stock (the “Purchase Contracts”); and (vii) units of the Company, comprised of one or more Securities, as defined below (the “Units” and, together with the Common Stock, the Preferred Stock, the Depositary Shares, the Debt Securities, the Warrants and the Purchase Contracts, the “Securities”).

In connection with the filing of the Registration Statement, I have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, I advise you that, in my opinion:

(1)	The Company has been duly incorporated and is validly existing under the laws of the State of Indiana.

(2)

Common Stock. When the Registration Statement has become effective under the Act, the terms of the Common Stock and of their issuance and sale have been duly established in conformity with the Company’s Fifth Amended and Restated Articles of Incorporation, as amended (the “Articles”) and the Common Stock has been duly issued and sold as contemplated by the Registration Statement, and if all the foregoing actions are taken pursuant to authority granted in resolutions duly adopted by the Company’s Board of Directors, or a duly authorized committee thereof, and so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, the Common Stock will be validly issued, fully paid and nonassessable. The Common Stock covered by the opinion in this paragraph includes any Common Stock that may be issued upon exercise or otherwise pursuant to the terms of any other Securities.

(3)

Preferred Stock. When the Registration Statement has become effective under the Act, the terms of the Preferred Stock and of their issuance and sale have been duly established in conformity with the Company’s Articles, an appropriate certificate of designations with respect to the Preferred Stock has been duly filed with the Secretary of State of the State of Indiana and when the Preferred Stock has been duly issued and sold as contemplated by the Registration Statement, and if all the foregoing actions are taken pursuant to authority granted in resolutions duly adopted by the Company’s Board of

Directors, or a duly authorized committee thereof, and so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, the Preferred Stock will be validly issued, fully paid and nonassessable. The Preferred Stock covered by the opinion in this paragraph includes any Preferred Stock that may be represented by Depositary Shares or may be issued upon exercise or otherwise pursuant to the terms of any other Securities.

The foregoing opinion is limited to laws of the State of Indiana, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

I have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible, and I have assumed that the governing documents under which the Securities are to be issued will have been duly authorized, executed and delivered by all parties thereto other than the Company and that the signatures on documents examined by me are genuine.

In rendering the foregoing opinion, I am not passing upon, and assume no responsibility for, any disclosure in the Registration Statement or any related prospectus or other offering material relating to the offer and sale of the Securities.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading “Validity of the Securities” in the prospectus contained therein. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Nicholas J. Chulos
Nicholas J. Chulos
Executive Vice President,
Chief Legal Officer and Corporate Secretary